Exhibit 99.1

                                                                          Page 1

FOR IMMEDIATE RELEASE
---------------------
For:    Cathay General Bancorp                             Contact: Heng W. Chen
        777 N. Broadway                                    (213) 625-4752
        Los Angeles, CA 90012

       CATHAY GENERAL BANCORP ANNOUNCES RECORD EARNINGS OF $29.1 MILLION,
       ------------------------------------------------------------------
                   OR $0.56 PER SHARE, IN SECOND QUARTER 2006
                   ------------------------------------------

     Los Angeles, Calif., July 20: Cathay General Bancorp (the "Company",
NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the second quarter of 2006.

STRONG FINANCIAL PERFORMANCE

                                            Second Quarter     Second Quarter
                                                 2006               2005
                                           ---------------    ---------------
Net income                                 $  29.1 million    $  25.7 million
Basic earnings per share                   $          0.57    $          0.51
Diluted earnings per share                 $          0.56    $          0.51
Return on average assets                              1.60%              1.68%
Return on average stockholders' equity               14.45%             14.07%
Efficiency ratio                                     37.85%             37.08%

HIGHLIGHTS

o Second quarter earnings increased $3.4 million, or 12.9%, compared to the same quarter a year ago.

o Second quarter diluted earnings per share reached $0.56, increasing 9.8%, compared to the same quarter a year ago.

o Return on average assets was 1.60% for the quarter ended June 30, 2006, compared to 1.67% for the quarter ended March 31, 2006 and compared to 1.68% for the same quarter a year ago.

o Return on average stockholders' equity was 14.45% for the quarter ended June 30, 2006, compared to 14.06% for the quarter ended March 31, 2006, and compared to 14.07% for the same quarter a year ago.

o Gross loans excluding the loans acquired through Great Eastern Bank ("GEB") increased by $185.8 million, or 3.7%, from March 31, 2006 to June 30, 2006.

o We acquired 84.1% of the shares of GEB on April 7, 2006 and on July 6, 2006, the Company entered into an agreement with Chicago based New Asia Bancorp to acquire all of its outstanding shares.

     "We are pleased to report another record quarter of earnings while the Company announced its expansion into the Chicago market through a merger with New Asia Bancorp. Solid organic loan growth and strong net interest income were the main factors that contributed to the record second quarter results," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

     "We expect to open a loan production office in Dallas during the third quarter and a new branch in Bellevue, Washington during the fourth quarter. We continue to be pleased by the level of retention of customers and key officers of Great Eastern Bank to date," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

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                                                                          Page 2

     "While the flat yield curve and the strong competition for core deposits continue to present challenges, we are still optimistic that 2006 should be another record year for Cathay General Bancorp," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

     The comparability of financial information is affected by our acquisitions. Operating results included the operations of acquired entities from the date of acquisition.

Net interest income before provision for loan losses

     Net interest income before provision for loan losses increased $11.9 million, or 20.0%, to $71.1 million during the second quarter of 2006 from $59.2 million during the same quarter a year ago. The increase was due primarily to the strong growth in loans as well as the acquisition of GEB on April 7, 2006.

     The net interest margin, on a fully taxable-equivalent basis, was 4.27% for the second quarter of 2006. The net interest margin decreased six basis points from 4.33% in the first quarter of 2006 and increased five basis points from 4.22% in the second quarter of 2005. The year to year increase in the net interest margin was primarily a result of the loan growth, the decrease in securities as a percentage of earning assets, and the increases in short term interest rates.

     For the second quarter of 2006, the yield on average interest-earning assets was 7.26% on a fully taxable-equivalent basis, and the cost of funds on average interest-bearing liabilities equaled 3.60%. In comparison, for the second quarter of 2005, the yield on average interest-earning assets was 6.01% and cost of funds on average interest-bearing liabilities equaled 2.20%. The interest spread decreased primarily due to the increase in wholesale borrowing rates.

Provision for loan losses

     The provision for loan losses was $1.5 million for the second quarter of 2006 compared to negative $500,000 provision for loan losses for the second quarter of 2005 and a $1.5 million provision for loan losses for the first quarter of 2006. The provision for loan losses was based on the review of the adequacy of the allowance for loan losses at June 30, 2006. The provision for loan losses represents the charge or credit against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb loan losses inherent in the Company's loan portfolio. The following table summarizes the charge-offs and recoveries for the quarters shown:

                                                  For the three months ended,
                                      --------------------------------------------------
(Dollars in thousands)                 June 30, 2006    March 31, 2006     June 30, 2005
-----------------------------------   --------------    --------------    --------------
Charge-offs                           $          544    $          265    $          270
Recoveries                                       422               241               430
                                      --------------    --------------    --------------
Net Charge-offs (Recoveries)          $          122    $           24    $         (160)
                                      --------------    --------------    --------------

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                                                                          Page 3

Non-interest income

     Non-interest income, which includes revenues from service charges on deposit accounts, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $5.8 million for the second quarter of 2006, an increase of $312,000, or 5.7%, compared to the non-interest income of $5.4 million for the second quarter of 2005.

     Letter of credit commissions increased $536,000, or 53.6%, to $1.5 million in the second quarter of 2006 from $1.0 million in the second quarter of 2005 primarily due to a $327,000 increase in standby letter of credit commissions and a $105,000 increase in export letter of credit commissions.

     Service charges on deposit accounts decreased $147,000, or 10.6%, from $1.4 million in the second quarter of 2005 to $1.2 million in the second quarter of 2006 due primarily to the reclassification of certain wire transfer fees from depository service fees to other operating income in 2006.

     Other operating income increased $855,000, or 37.1%, from $2.3 million in the second quarter of 2005 to $3.2 million in the second quarter of 2006 primarily due to the increase in wealth management commissions of $345,000, increase in commissions on safe deposit boxes and cashier checks of $189,000, and the increase in wire transfer fees of $156,000 due to the acquisition of GEB.

     The above increases were offset by the decrease in securities gains. For the second quarter of 2006, the Company recorded $187,000 of securities losses compared to $745,000 of securities gains recorded in the same quarter a year ago.

Non-interest expense

     Non-interest expense increased $5.1 million, or 21.3%, to $29.1 million in the second quarter of 2006 compared to the same quarter a year ago. The efficiency ratio was 37.85% for the second quarter of 2006 compared to 37.08% in the year ago quarter and 36.07% for the first quarter of 2006.

     The increase of non-interest expense was primarily due to the following:

          o Salaries and employee benefits increased $3.1 million, or 23.4%, from $13.0 million in the second quarter of 2005 to $16.1 million in the second quarter of 2006 due primarily to the merger with GEB and an increase in stock option compensation expense of $303,000.

          o Occupancy expenses increased $559,000, or 25.8%, primarily due to the increases of $213,000 in rent expenses, $169,000 in repair and maintenance expenses and $74,000 in property taxes all due primarily to the acquisition of GEB.

          o Computer and equipment expenses increased $233,000, or 12.8%, primarily due to a $157,000 system conversion charge for the conversion of GEB customers to the Company's data processing system.

          o Professional services expenses decreased $285,000, or 15.3%, due primarily to the decrease of $145,000 in internal audit outsourcing expenses and a decrease of $222,000 in consulting expenses.

          o Marketing expenses increased $216,000, or 31.1%, in the second quarter of 2006 compared to the same quarter a year ago mainly due to increases in charitable contributions.

          o OREO expenses increased $411,000 due the increased expenses of $128,000 and a $283,000 writedown of OREO.

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                                                                          Page 4

          o Expenses from operation of affordable housing investments increased $353,000, or 37.3%, to $1.3 million compared to $946,000 in the same quarter a year ago as a result of the funding of additional investments in affordable housing during the last two years.

          o Amortization of core deposit premium increased $172,000, or 12.3%, due to the merger with GEB.

          o Other operating expenses increased $387,000, or 21.5%, due to increases in printing and supply expenses, postage and travel expenses, primarily as a result of the acquisition of GEB.

Income taxes

     The effective tax rate was 37.2% for the second quarter of 2006, compared to 37.5% for the same quarter a year ago and 37.5% for the full year 2005. The decrease in the effective tax rate was primarily due to the increase in low income housing tax credits.

     As previously disclosed, on December 31, 2003, the California Franchise Tax Board (FTB) announced its intent to list certain transactions that in its view constitute potentially abusive tax shelters. Included in the transactions subject to this listing were transactions utilizing regulated investment companies (RICs) and real estate investment trusts (REITs). As part of the notification indicating the listed transactions, the FTB also indicated its position that it intends to disallow tax benefits associated with these transactions. While the Company continues to believe that the tax benefits recorded in three prior years with respect to its RIC were appropriate and fully defensible under California law, the Company has deemed it prudent to participate in Voluntary Compliance Initiative - Option 2, requiring payment of all California taxes and interest on these disputed 2000 through 2002 tax benefits, and permitting the Company to claim a refund for these years while avoiding certain potential penalties. The Company retains potential exposure for assertion of an accuracy-related penalty should the FTB prevail in its position in addition to the risk of not being successful in its refund claims. As of June 30, 2006, the Company reflected a $12.1 million net state tax receivable for the years 2000, 2001, and 2002 after giving effect to reserves for loss contingencies on the refund claims, or an equivalent of $7.9 million after giving effect to Federal tax benefits. The FTB is currently in the process of reviewing and assessing our refund claims for taxes and interest for tax years 2000 through 2002. Although the Company believes its tax deductions related to the regulated investment company were appropriate and fully defensible, there can be no assurance of the outcome of its refund claims, and an adverse outcome on the refund claims could result in a loss of all or a portion of the $7.9 million net state tax receivable after giving effect to Federal tax benefits.

BALANCE SHEET REVIEW

     Total assets increased by $1.1 billion, or 16.6%, to $7.5 billion at June 30, 2006 from year-end 2005 of $6.4 billion. The increase in total assets was represented primarily by loan growth and investment securities increase funded by growth of deposits and borrowings. At April 6, 2006, the closing date of the tender offer for GEB, the total fair value of GEB's assets was approximately $332.6 million excluding intangible assets.

     The growth of gross loans to $5.4 billion as of June 30, 2006, from $4.6 billion as of December 31, 2005, represents an increase of $755.1 million, or 16.3%, of which $212.1 million resulted from the acquisition of GEB on April 7, 2006.

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                                                                          Page 5

     The changes in the loan composition from December 31, 2005, are presented below:

                                         June 30,        December 31,
TYPE OF LOANS:                             2006              2005            % Change
-----------------------------------   --------------    --------------    --------------
                                            (Dollars in thousands)
Commercial                            $    1,138,568    $    1,110,401                 3
Residential mortgage                         378,512           326,249                16
Commercial mortgage                        3,145,623         2,590,752                21
Equity lines                                 107,036           105,040                 2
Real estate construction                     615,292           500,027                23
Installment                                   16,185            13,662                18
Other                                          1,722             1,684                 2
                                      --------------    --------------
  Gross loans and leases              $    5,402,938    $    4,647,815                16

Allowance for loan losses                    (65,106)          (60,251)                8
Unamortized deferred loan fees               (14,387)          (12,733)               13
                                      --------------    --------------
  Total loans and leases, net         $    5,323,445    $    4,574,831                16
                                      ==============    ==============

     Total deposits increased $337.6 million, or 6.9%, to $5.3 billion from December 31, 2005, of $4.9 billion, of which $294.0 million resulted from the acquisition of GEB on April 7, 2006. The changes in the deposit composition from December 31, 2005, are presented below:

                                         June 30,        December 31,
DEPOSITS                                   2006              2005            % Change
-----------------------------------   --------------    --------------    --------------
                                            (Dollars in thousands)
Non-interest-bearing demand           $      742,018    $      726,722                 2
NOW                                          238,385           240,885                (1)
Money market                                 606,352           523,076                16
Savings                                      397,242           364,793                 9
Time deposits under $100,000                 781,292           641,411                22
Time deposits of $100,000 or more          2,488,621         2,419,463                 3
                                      --------------    --------------
  Total deposits                      $    5,253,910    $    4,916,350                 7
                                      ==============    ==============

     At June 30, 2006, brokered deposits totaled $82.4 million compared to no brokered deposits at December 31, 2005.

     Advances from the Federal Home Loan Bank increased $492.6 million to $707.6 million at Ju ne 30, 2006, compared to $215.0 million at December 31, 2005. Securities sold under agreement to repurchase increased from $200.0 million at December 31, 2005, to $400.0 million at June 30, 2006. Federal funds purchased decreased $75.0 million to $44.0 million at June 30, 2006, from $119.0 million at December 31, 2005.

ASSET QUALITY REVIEW

     Non-performing assets to gross loans was 0.44% at June 30, 2006, compared to 0.39% at December 31, 2005. Total non-performing assets increased $10.3 million to $28.2 million at June 30, 2006, compared with $17.9 million at December 31, 2005, primarily due to a $4.3 million increase in other real estate owned, a $4.8 million increase in non-accrual loans and a $1.2 million increase in accruing loans past due 90 days or more. The non-performing assets included $576,000 non-accrual loans and $486,000 accruing loans past due 90 days or more from GEB.

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                                                                          Page 6

     The allowance for loan losses amounted to $65.1 million at June 30, 2006, and represented the amount that the Company believes to be sufficient to absorb loan losses inherent in the Company's loan portfolio. The allowance for loan losses represented 1.21% of period-end gross loans and 273% of non-performing loans at June 30, 2006. The comparable ratios were 1.30% of gross loans and 337% of non-performing loans at December 31, 2005. Results of the changes to the Company's non-performing assets and troubled debt restructurings are highlighted below:

                                         June 30,        December 31,
(Dollars in thousands)                     2006              2005            % Change
                                      --------------    --------------    --------------
NON-PERFORMING ASSETS
Accruing loans past due
 90 days or more                      $        3,315    $        2,106                57
Non-accrual loans                             20,491            15,799                30
                                      --------------    --------------
    Total non-performing loans                23,806            17,905                33
  Other real estate owned                      4,347                 0
                                      --------------    --------------
    Total non-performing assets       $       28,153    $       17,905                57
                                      --------------    --------------
Troubled debt restructurings          $        2,740    $        3,088               (11)
                                      ==============    ==============

CAPITAL ADEQUACY REVIEW

     At June 30, 2006, the Tier 1 risk-based capital ratio of 9.46%, total risk-based capital ratio of 10.47%, and Tier 1 leverage capital ratio of 8.87%, continue to place the Company in the "well capitalized" category, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than six percent, a total risk-based capital ratio equal to or greater than ten percent, and a Tier 1 leverage capital ratio equal to or greater than five percent. At December 31, 2005, the Company's Tier 1 risk-based capital ratio was 10.61%, the total risk-based capital ratio was 11.72%, and Tier 1 leverage capital ratio was 9.80%.

     No shares were repurchased during the second quarter of 2006. At June 30, 2006, 451,703 shares remain under the Company's latest stock buyback authorization which was announced on March 18, 2005.

YEAR-TO-DATE REVIEW

     Net income was $56.4 million, or $1.10 per diluted share for the six months ended June 30, 2006, an increase of $5.7 million, or 11.2%, in net income over the $50.7 million, or $0.99 per diluted share for the same period a year ago due primarily to increases in net interest income. The net interest margin for the six months ended June 30, 2006, increased 8 basis points to 4.30% compared to 4.22% in the same period a year ago.

     Return on average stockholders' equity was 14.26% and return on average assets was 1.64% for the six months of 2006, compared to a return on average stockholders' equity of 14.02% and a return on average assets of 1.66% for the six months of 2005. The efficiency ratio for the six months ended June 30, 2006 was 37.00% compared to 36.17% during the same period a year ago.

ABOUT CATHAY GENERAL BANCORP

     Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates thirty branches in California, nine branches in New York State, one in Massachusetts, one in Houston, Texas, two in Washington State, and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

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                                                                          Page 7

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: expansion into new market areas; acquisitions of other banks, if any; fluctuations in interest rates; demographic changes; earthquake or other natural disasters; competitive pressures; deterioration in asset or credit quality; changes in the availability of capital; legislative and regulatory developments; changes in business strategy, including the formation of a real estate investment trust; general economic or business conditions in California and other regions where the Bank has operations. There can be no guarantee that any transaction between Cathay General Bancorp and New Asia Bancorp will consummate. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Cathay General Bancorp.

     These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2005, its reports and registration statements filed with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

     Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777
N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213)
625-4749.

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                                                                          Page 8

                             CATHAY GENERAL BANCORP
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                                                         Three months ended June 30,            Six months ended June 30,
                                                      ---------------------------------    ------------------------------------
(Dollars in thousands, except per share data)           2006        2005       % Change       2006          2005       % Change
---------------------------------------------------   --------    --------     --------    ----------    ----------    --------
FINANCIAL PERFORMANCE
Net interest income before provision for loan
 losses                                               $ 71,050    $ 59,188           20    $  136,191    $  117,952          15
   Provision for loan losses                             1,500        (500)        (400)        3,000           500         500
                                                      --------    --------                 ----------    ----------
      Net interest income after provision
       for loan losses                                  69,550      59,688           17       133,191       117,452          13
      Non-interest income                                5,751       5,439            6        10,826        11,452          (5)
   Non-interest expense                                 29,069      23,964           21        54,395        46,807          16
                                                      --------    --------                 ----------    ----------
   Income before income tax expense                     46,232      41,163           12        89,622        82,097           9
   Income tax expense                                   17,180      15,429           11        33,234        31,403           6
                                                      --------    --------                 ----------    ----------
   Net income                                         $ 29,052    $ 25,734           13    $   56,388    $   50,694          11
                                                      ========    ========                 ==========    ==========
   Net income per common share:
      Basic                                           $   0.57    $   0.51           12    $     1.11    $     1.00          11
      Diluted                                         $   0.56    $   0.51           10    $     1.10    $     0.99          11

Cash dividends paid per common share                  $   0.09    $   0.09            -    $     0.18    $     0.18           -

SELECTED RATIOS
   Return on average assets                               1.60%       1.68%          (5)         1.64%         1.66%         (1)
   Return on average stockholders' equity                14.45%      14.07%           3         14.26%        14.02%          2
   Efficiency ratio                                      37.85%      37.08%           2         37.00%        36.17%          2
   Dividend payout ratio                                 15.94%      17.76%         (10)        16.23%        18.01%        (10)

YIELD ANALYSIS (Fully taxable equivalent)
   Total interest-earning assets                          7.26%       6.01%          21          7.11%         5.90%         21
   Total interest-bearing liabilities                     3.60%       2.20%          64          3.40%         2.06%         65
   Net interest spread                                    3.66%       3.81%          (4)         3.71%         3.84%         (3)
   Net interest margin                                    4.27%       4.22%           1          4.30%         4.22%          2

                                                      June 30,    June 30,     December 31,
                                                        2006        2005           2005
                                                      --------    --------     ------------
CAPITAL RATIOS
   Tier 1 risk-based capital ratio                        9.46%      10.60%           10.61%
   Total risk-based capital ratio                        10.47%      11.83%           11.72%
   Tier 1 leverage capital ratio                          8.87%       9.03%            9.80%

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                                                                          Page 9

                             CATHAY GENERAL BANCORP
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                      June 30,      December 31,
                                                                        2006            2005          % change
                                                                    ------------    ------------    ------------
                                                                    (In thousands, except share
                                                                        and per share data)
ASSETS
Cash and due from banks                                             $    119,177    $    109,275               9
Securities available-for-sale (amortized cost of $1,432,233 at
 June 30, 2006 and $1,240,308 at December 31, 2005)                    1,390,181       1,217,438              14
Loans                                                                  5,402,938       4,647,815              16
     Less:  Allowance for loan losses                                    (65,106)        (60,251)              8
            Unamortized deferred loan fees, net                          (14,387)        (12,733)             13
                                                                    ------------    ------------
            Loans, net                                                 5,323,445       4,574,831              16
Federal Home Loan Bank stock                                              33,582          29,698              13
Other real estate owned, net                                               4,347               -             100
Affordable housing investments, net                                       77,419          80,211              (3)
Premises and equipment, net                                               63,133          30,290             108
Customers' liability on acceptances                                       23,504          16,153              46
Accrued interest receivable                                               31,319          24,767              26
Goodwill                                                                 306,627         239,527              28
Other intangible assets, net                                              44,966          41,508               8
Other assets                                                              39,950          33,805              18
                                                                    ------------    ------------
     Total assets                                                   $  7,457,650    $  6,397,503              17
                                                                    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
     Non-interest-bearing demand deposits                           $    742,018    $    726,722               2
     Interest-bearing deposits:
          NOW deposits                                                   238,385         240,885              (1)
          Money market deposits                                          606,352         523,076              16
          Savings deposits                                               397,242         364,793               9
          Time deposits under $100,000                                   781,292         641,411              22
          Time deposits of $100,000 or more                            2,488,621       2,419,463               3
                                                                    ------------    ------------
          Total deposits                                               5,253,910       4,916,350               7
                                                                    ------------    ------------
Federal funds purchased                                                   44,000         119,000             (63)
Securities sold under agreement to repurchase                            400,000         200,000             100
Advances from the Federal Home Loan Bank                                 707,580         215,000             229
Other borrowings from financial institutions                              28,000          20,000              40
Other borrowings from affordable housing investments                      19,982          20,507              (3)
Junior subordinated notes                                                 54,006          53,976               0
Acceptances outstanding                                                   23,504          16,153              46
Minority interest in consolidated subsidiaries                             8,500           8,500               -
Other liabilities                                                         56,251          54,400               3
                                                                    ------------    ------------
     Total liabilities                                                 6,595,733       5,623,886              17
                                                                    ------------    ------------
     Commitments and contingencies                                             -               -               -
                                                                    ------------    ------------
     Total stockholders' equity                                          861,917         773,617              11
                                                                    ------------    ------------
     Total liabilities and stockholders' equity                     $  7,457,650    $  6,397,503              17
                                                                    ============    ============
Book value per share                                                $      16.73    $      15.41               9
Number of common stock shares outstanding                             51,512,705      50,191,089

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                                                                         Page 10

                             CATHAY GENERAL BANCORP
      CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (Unaudited)

                                                       Three months ended June 30,      Six months ended June 30,
                                                       ----------------------------    ----------------------------
                                                           2006            2005            2006            2005
                                                       ------------    ------------    ------------    ------------
                                                       (In thousands, except share
                                                           and per share data)
INTEREST AND  DIVIDEND INCOME
Loan receivable, including loan fees                   $    104,158    $     67,268    $    194,244    $    128,522
Securities available-for-sale - taxable                      15,381          15,604          28,527          33,537
Securities available-for-sale - nontaxable                      707             940           1,429           1,923
Federal Home Loan Bank stock                                    369             344             717             643
Agency preferred stock                                          295             203             504             303
Federal funds sold and securities
 purchased under agreements to resell                           102             190             130             211
Deposits with banks                                              87             102             154             180
                                                       ------------    ------------    ------------    ------------
Total interest and dividend income                          121,099          84,651         225,705         165,319
                                                       ------------    ------------    ------------    ------------
INTEREST EXPENSE
Time deposits of $100,000 or more                            24,390          12,663          45,828          22,854
Other deposits                                               12,714           8,589          22,607          15,456
Securities sold under agreements to repurchase                4,013               -           6,526              14
Advances from Federal Home Loan Bank                          6,894           3,082          10,693           6,904
Junior subordinated notes                                     1,110             853           2,151           1,628
Short-term borrowings                                           928             276           1,709             511
                                                       ------------    ------------    ------------    ------------
Total interest expense                                       50,049          25,463          89,514          47,367
                                                       ------------    ------------    ------------    ------------
Net interest income before provision for loan losses         71,050          59,188         136,191         117,952
Provision for loan losses                                     1,500            (500)          3,000             500
                                                       ------------    ------------    ------------    ------------
Net interest income after provision for loan losses          69,550          59,688         133,191         117,452
                                                       ------------    ------------    ------------    ------------
NON-INTEREST INCOME
Securities (losses) gains, net                                 (187)            745            (609)          1,122
Letters of credit commissions                                 1,537           1,001           2,606           2,036
Depository service fees                                       1,238           1,385           2,493           2,896
Gains on sale of premises and equipment                           -               -               -             958
Other operating income                                        3,163           2,308           6,336           4,440
                                                       ------------    ------------    ------------    ------------
Total non-interest income                                     5,751           5,439          10,826          11,452
                                                       ------------    ------------    ------------    ------------
NON-INTEREST EXPENSE
Salaries and employee benefits                               16,071          13,021          30,111          25,442
Occupancy expense                                             2,727           2,168           4,807           4,177
Computer and equipment expense                                2,058           1,825           3,668           3,574
Professional services expense                                 1,578           1,863           3,219           3,386
FDIC and State assessments                                      254             244             503             496
Marketing expense                                               911             695           1,606           1,155
Other real estate owned expense (income)                        411               1             496            (103)
Operations of affordable housing investments                  1,299             946           2,598           1,965
Amortization of core deposit intangibles                      1,576           1,404           2,977           3,146
Other operating expense                                       2,184           1,797           4,410           3,569
                                                       ------------    ------------    ------------    ------------
Total non-interest expense                                   29,069          23,964          54,395          46,807
                                                       ------------    ------------    ------------    ------------
Income before income tax expense                             46,232          41,163          89,622          82,097
Income tax expense                                           17,180          15,429          33,234          31,403
                                                       ------------    ------------    ------------    ------------
Net income                                                   29,052          25,734          56,388          50,694
                                                       ------------    ------------    ------------    ------------
Other comprehensive loss (gain), net of tax                  (4,278)          9,078         (11,117)         (4,818)
                                                       ------------    ------------    ------------    ------------
Total comprehensive income                             $     24,774    $     34,812    $     45,271    $     45,876
                                                       ============    ============    ============    ============
Net income per common share:
     Basic                                             $       0.57    $       0.51    $       1.11    $       1.00
     Diluted                                           $       0.56    $       0.51    $       1.10    $       0.99

Cash dividends paid per common share                   $       0.09    $       0.09    $       0.18    $       0.18
Basic average common shares outstanding                  51,390,534      50,497,321      50,811,866      50,601,527
Diluted average common shares outstanding                51,890,487      50,868,919      51,300,063      51,038,046

                                     (more)

                             CATHAY GENERAL BANCORP
         AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

                                                                           For the three months ended,
                                                  ------------------------------------------------------------------------------
                                                       June 30, 2006              June 30, 2005              March 31, 2006
                                                  ------------------------   ------------------------   ------------------------
                                                    Average      Average       Average      Average       Average      Average
                                                    Balance     Yield/Rate     Balance     Yield/Rate     Balance     Yield/Rate
(In thousands)                                                    (1)(2)                     (1)(2)                     (1)(2)
------------------------------------------------  ------------  ----------   ------------  ----------   ------------  ----------
INTEREST-EARNING ASSETS
Loans and leases (1)                              $  5,285,231        7.90%  $  4,063,720        6.64%  $  4,838,651        7.55%
Taxable securities available-for-sale                1,289,299        4.79%     1,452,066        4.31%     1,161,798        4.59%
Tax-exempt securities available-for-sale (2)            85,393        7.01%       104,517        6.62%        86,755        6.54%
FHLB & FRB stock                                        30,171        4.91%        29,502        4.67%        29,756        4.74%
Federal funds sold and securities purchased
 under agreements to resell                              9,723        4.21%        25,730        2.95%         2,622        4.33%
Deposits with banks                                     17,235        2.02%         9,178        4.47%        19,340        1.41%
                                                  ------------  ----------   ------------  ----------   ------------  ----------
     Total interest-earning assets                $  6,717,052        7.26%  $  5,684,713        6.01%  $  6,138,922        6.94%
                                                  ------------               ------------               ------------
INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits                  $    245,933        1.25%  $    246,533        0.52%  $    242,462        0.95%
Money market                                           577,276        2.65%       534,812        1.19%       575,759        2.30%
Savings deposits                                       405,519        0.92%       398,181        0.40%       357,795        0.77%
Time deposits                                        3,258,591        3.89%     2,924,412        2.60%     3,095,301        3.51%
                                                  ------------  ----------   ------------  ----------   ------------  ----------
     Total interest-bearing deposits              $  4,487,319        3.32%  $  4,103,938        2.08%  $  4,271,317        2.97%
Federal funds purchased                                 45,357        4.98%        32,280        3.01%        45,028        4.53%
Securities sold under agreements to repurchase         400,000        4.02%             -        0.00%       280,000        3.64%
Other borrowed funds                                   647,259        5.19%       502,750        3.17%       438,895        4.73%
                                                  ------------  ----------   ------------  ----------   ------------  ----------
     Total interest-bearing liabilities              5,579,935        3.60%     4,638,968        2.20%     5,035,240        3.18%
Non-interest-bearing demand deposits                   776,203                    688,583                    717,599
                                                  ------------               ------------               ------------
     Total deposits and other borrowed funds      $  6,356,138               $  5,327,551               $  5,752,839
                                                  ------------               ------------               ------------
Total average assets                              $  7,264,557               $  6,142,639               $  6,628,833
Total average stockholders' equity                $    806,534               $    733,666               $    788,565
                                                  ------------               ------------               ------------

                                                                   For the six months ended,
                                                  ------------------------------------------------------------
                                                         June 30, 2006                   June 30, 2005
                                                  ----------------------------    ----------------------------
                                                    Average         Average         Average          Average
                                                    Balance        Yield/Rate       Balance        Yield/Rate
(In thousands)                                                       (1)(2)                          (1)(2)
------------------------------------------------  ------------    ------------    ------------    ------------
INTEREST-EARNING ASSETS
Loans and leases                                  $  5,063,174            7.74%   $  3,989,136            6.50%
Taxable securities available-for-sale                1,225,901            4.69%      1,544,321            4.38%
Tax-exempt securities available-for-sale (1)            86,070            6.78%        106,418            6.40%
FHLB & FRB stock                                        29,964            4.83%         29,031            4.47%
Federal funds sold and securities purchased
 under agreements to resell                              6,192            4.23%         14,721            2.89%
Deposits with banks                                     18,281            1.70%          8,593            4.22%
                                                  ------------                    ------------
     Total interest-earning assets                $  6,429,582            7.11%   $  5,692,220            5.90%
                                                  ------------                    ------------
INTEREST-BEARING LIABILITIES
Interest-bearing demand deposits                  $    244,207            1.10%   $    246,803            0.46%
Money market deposits                                  576,522            2.48%        559,270            1.15%
Savings deposits                                       381,789            0.85%        403,352            0.39%
Time deposits                                        3,177,397            3.71%      2,817,187            2.42%
                                                  ------------                    ------------
     Total interest-bearing deposits              $  4,379,915            3.15%   $  4,026,612            1.92%
Federal funds purchased                                 45,193            4.76%         35,243            2.74%
Securities sold under agreements to repurchase         340,331            3.87%          1,293            2.18%
Other borrowed funds                                   543,653            5.00%        578,510            2.98%
                                                  ------------                    ------------
     Total interest-bearing liabilities              5,309,092            3.40%      4,641,658            2.06%
Non-interest-bearing demand deposits                   747,063                         690,522
                                                  ------------                    ------------
     Total deposits and other borrowed funds      $  6,056,155                    $  5,332,180
                                                  ------------                    ------------
Total average assets                              $  6,948,451                    $  6,145,804
Total average stockholders' equity                $    797,599                    $    729,174
                                                  ------------                    ------------

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

(2) The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.